Certification under Rule 466
The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:
(1)
That it previously had filed a registration statement on Form F-6 (Meta Data Limited, 333-223710) that the Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Post-Effective Amendment No. 3 to Form F-6 Registration Statement except for the number of Class A ordinary shares that an American Depositary Share represents.

(2)	That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary

By:	/s/ Kelvyn Correa
Name: Kelvyn Correa
Title: Director

By:	/s/ Michael Tompkins
Name: Michael Tompkins
Title: Director